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July 6, 1995

Mr. Robert K. Burgess
Alias/Wavefront
110 Richmond Street East
Toronto, Ontario  M5C 1P1

Dear Mr. Burgess:

I am pleased to confirm your employment with Silicon Graphics, Inc. as President of our newly created software organization, Alias/Wavefront, on the terms and conditions included in this letter and the accompanying offer letter.

We look forward to a mutually satisfactory relationship and would hold you to no specific termination period if you wish to leave the Company's employ. However, if Silicon Graphics terminates your employment prior to June 30, 1996, for any reason other than for cause (as defined in the Continuation Agreement which is forthcoming), then a severance payment of two (2) years of target compensation, which would include base salary, your divisional variable component and the corporate executive annual incentive plan, would be payable. After June 30, 1996, this severance payment would be reduced to one (1) year of target compensation as defined above. The severance payments provided in this letter will not be payable if you receive payments pursuant to the Continuation Agreement between you and Silicon Graphics, or any successor to that agreement.

Please contact me if you have any questions. You may accept this offer by signing the accompanying offer letter and returning the signed copy.

Sincerely,



Thomas A. Jermoluk
President and Chief Operating Officer